Exhibit 99.1

Contact:	Pete De Spain
Sr. Director, Investor Relations &
Corporate Communications
(858) 792-3729
pete.despain@marshalledwardsinc.com

MARSHALL EDWARDS ADDS $2 MILLION IN PRIVATE PLACEMENT

San Diego – December 29, 2011 – Marshall Edwards, Inc. (Nasdaq: MSHL), an oncology company focused on the clinical development of novel therapeutics targeting cancer metabolism, announced today that it has reached a definitive agreement with its majority shareholder, Novogen Limited, to sell common stock in a private placement for gross proceeds of $2 million, before deducting fees and expenses of the offering, through the sale of approximately 1.94 million shares of common stock. The offering is expected to close by tomorrow, December 30, 2011, subject to certain customary closing conditions.

The net proceeds from the offering will be used to continue development of Marshall Edwards’ lead oncology drug candidates, including the submission of an Investigational New Drug (IND) application for ME-344 in the first quarter of 2012 and the completion of a Phase I clinical trial of intravenous ME-143 in patients with solid refractory tumors in the second quarter of 2012.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Marshall Edwards, Inc. nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Marshall Edwards

Marshall Edwards, Inc. (Nasdaq: MSHL) is a San Diego-based oncology company focused on the clinical development of novel anti-cancer therapeutics. The Company’s lead programs focus on two families of small molecules that result in the inhibition of tumor cell metabolism. The first and most advanced is a NADH oxidase inhibitor program that includes lead candidate ME-143. The Company initiated a Phase I clinical trial of intravenous ME-143 in patients with solid refractory tumors in September 2011 and expects final data from the trial in the second quarter of 2012. The second program is a family of mitochondrial inhibitors that includes lead candidate ME-344. The Company has completed the necessary pre-clinical animal toxicity studies to support submission of an Investigational New Drug (IND) application for ME-344 in the first quarter of 2012. For more information, please visit www.marshalledwardsinc.com.

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Under U.S. law, a new drug cannot be marketed until it has been investigated in clinical trials and approved by the FDA as being safe and effective for the intended use. Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval, or the failure to obtain such approval, of our product candidates; uncertainties or differences in interpretation in clinical trial results; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.